UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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RADNET, INC.
(Name of Registrant as Specified in its Charter)
__________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RADNET, INC.
1510 Cotner Ave.
Los Angeles, CA 90025

April 26, 2012

Dear Stockholder:

On behalf of the Board of Directors and management, we cordially invite you to attend the Annual Meeting of Stockholders of RadNet, Inc. to be held at our principal executive office at 1510 Cotner Avenue, Los Angeles, CA 90025, on Thursday, June 7, 2012, at 10:00 a.m. (Pacific time). At this meeting, stockholders will vote on matters set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important.  Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible.  You may vote by mailing your proxy or voting instruction card using the postage-paid return envelope included for your convenience.  If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through Broadridge Financial Solutions, Inc. that allows you to vote by telephone or the Internet.  If so, the voting form that your nominee sends you will provide telephone and Internet instructions.

We have also enclosed a copy of our annual report on Form 10-K for our fiscal year ended December 31, 2011.  We encourage you to read our annual report, which includes information on our business, as well as our audited financial statements for the fiscal year ended December 31, 2011.

Thank you for your continued interest in RadNet, Inc.  We look forward to seeing you at the Annual Meeting.

Sincerely, Norman R. Hames Corporate Secretary

Important Notice Regarding Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders:
The Proxy Statement for the 2012 Annual Meeting of Stockholders and the Annual Report for the year ended December 31, 2011, are available at http://www.radnet-inc.com.

RADNET, INC.
1510 Cotner Ave.
Los Angeles, CA 90025
____________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 7, 2012
____________________________________________

RadNet, Inc. will hold its Annual Meeting of Stockholders on Thursday, June 7, 2012, at 10:00 a.m.  (Pacific time) at our principal executive office at 1510 Cotner Avenue, Los Angeles, CA 90025.

Stockholders of record at the close of business on April 16, 2012, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders.  The following items are on the agenda:

1.	The election of seven nominees named in the attached Proxy Statement as directors to hold office until the 2013 Annual Meeting of Stockholders;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	An advisory vote to approve the compensation of our Named Executive Officers; and

4.	Other business that may properly come before the Annual Meeting (including adjournments and postponements).

The foregoing items of business are more fully described in the accompanying Proxy Statement.

By Order of the Board of Directors, Norman R. Hames Corporate Secretary

April 26, 2012
Los Angeles, California

Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the meeting.  A postage-paid return envelope is enclosed for your convenience.  Stockholders holding shares with a broker, bank or other nominee may also be eligible to vote via the Internet or to vote telephonically.  If a stockholder’s broker, bank or other nominee participates in a program that allows voting via telephone or the Internet, such stockholder may do so by following the instructions on the form they receive from their broker, bank or other nominee.  Even if you have given your proxy, you may still vote in person if you attend the meeting.  Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, then you must obtain from the record holder a proxy issued in your name.

RADNET, INC.
1510 Cotner Ave.
Los Angeles, CA 90025
____________________________________________

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 7, 2012
____________________________________________

The Board of Directors of RadNet, Inc., a Delaware corporation, is providing these proxy materials to you in connection with the solicitation of the enclosed proxy for use at our 2012 Annual Meeting of Stockholders.  The meeting will be held at our principal office at 1510 Cotner Avenue,  Los Angeles, CA 90025, on Thursday, June 7, 2012, at 10:00 a.m. (Pacific time) or at any adjournment or postponement thereof, for the purposes stated herein.  This Proxy Statement summarizes the information that you will need to know to vote in an informed manner.  Our telephone number is (310) 445-2800.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders in person.  In any event, please complete, sign, date and return the proxy in the enclosed envelope.  We intend to mail this proxy statement and the accompanying proxy card on or about April 26, 2012 to all stockholders of record that are entitled to vote.

ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:
At the Annual Meeting, our stockholders will vote to elect seven directors to serve until our next annual meeting and until their successors are elected, to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and to vote (on an advisory basis) on the compensation of our Named Executive Officers.

Q:	Who is entitled to vote at the Annual Meeting?

A:
Only stockholders of record at the close of business on April 16, 2012, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting.  If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournments thereof.

Q:	What are the voting rights of the holders of common stock?

A:	Each outstanding share of our common stock is entitled to one vote on each matter considered at the Annual Meeting.

Q:	How is a quorum determined?

A:
We will have a quorum to conduct the business of the Annual Meeting if holders of a majority of the shares of our common stock outstanding as of the record date are present in person or represented by proxy.  On the record date 38,225,482 shares of our common stock were issued and outstanding. Consequently, we will need to have 19,112,742 shares present in person or represented by proxy at the Annual Meeting in order to establish a quorum.  Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank or other nominee that are represented at the meeting, but that the broker, bank or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the meeting.

A representative from our transfer agent, American Stock Transfer & Trust Company, will tabulate the votes.  The shares of our common stock represented by proxy will be voted in accordance with the instructions given on the proxy so long as the proxy is properly executed and received by us prior to the close of voting at the Annual Meeting or any adjournment or postponement of the meeting (or in the case of proxies submitted by telephone or via the Internet, by the deadline specified in the instructions you receive from your broker or bank).

Q:	What is a “broker non-vote”?

A:
A “broker non-vote” occurs when a nominee (typically a broker or bank) holding shares for a beneficial owner (typically referred to as shares being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares with respect to that particular proposal.  Shares that constitute broker non-votes will be counted as present for purposes of establishing a quorum, but will not be counted as having voting power to vote on the proposal in question.  Under the applicable rules of the exchanges and other self-regulatory organizations, brokers will generally have discretionary authority to vote on routine matters.  The ratification of the appointment of Ernst & Young, as our independent registered public accounting firm, is considered a routine matter.  The uncontested election of directors is considered a non-routine matter and brokers do not have discretionary authority to vote on that proposal.  The advisory vote to approve the compensation of our Named Executive Officers is considered a non-routine matter and brokers do not have discretionary authority to vote on that proposal. You must instruct your bank, broker or nominee on how to vote your shares for the election of directors and for the advisory vote regarding the compensation of our Named Executive Officers.

Q:	How do I vote?

A:
If you are a stockholder of record, you may vote in one of two ways: (1) attend the 2012 Annual Meeting of Stockholders and vote in person; or (2) complete, sign, date and return the enclosed proxy card as instructed therein.

If you are a stockholder who holds stock in “street name” you will likely receive instructions for voting your shares from your broker, bank, or other nominee rather than our proxy card.  A number of brokers and banks participate in a program that allows stockholders to grant their proxy to vote shares by means of the telephone or the Internet.  If your shares are held in an account with a broker or bank participating in such a program, then you may vote your shares via the Internet or telephonically by following the instructions on the form received from your broker or bank. If you wish to vote in person at the Annual Meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Q:	Can I revoke my proxy later?

A:	Yes. As a stockholder of record, once you have submitted your proxy you may revoke it at any time before it is voted at the Annual Meeting. You may revoke your proxy in one of three ways:

(1)	You may grant another proxy marked with a later date (which automatically revokes the earlier proxy) and submit it as indicated therein (and until the applicable deadline);

(2)	You may notify our Corporate Secretary in writing that you wish to revoke your proxy before it is voted at the Annual Meeting; or

(3)
You may vote in person at the Annual Meeting.  However, if your shares are held in “street name” and you wish to vote at the Annual Meeting, you must first obtain from the record holder a proxy issued in your name.

Q:           What vote is required to approve the proposals?

A:
The election of directors requires a plurality of votes cast by shares present or represented at the Annual Meeting.  Accordingly, if a quorum exists,  the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes in favor of their election. Shares not present at the Annual Meeting and broker non-votes will have no impact on the election of directors.

The ratification of the appointment of our independent registered public accounting firm must be approved by a majority of the shares present in person or represented by proxy and entitled to vote on such matters at the Annual Meeting.  With respect to such proposal, abstentions will be included in the number of shares present and entitled to vote and, accordingly, will have the effect of a vote “AGAINST” the proposal.  However, broker non-votes with respect to such proposal will not be counted as shares present and entitled to vote and, accordingly, will not have any effect with respect to the approval of such proposal (other than to reduce the number of affirmative votes required to approve the proposal).

The advisory vote on the compensation of our Named Executive Officers will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting vote in favor of such proposal.  With respect to such proposal, abstentions will be included in the number of shares present and entitled to vote and, accordingly, will have the effect of a vote “AGAINST” the proposal.  However, broker non-votes with respect to such proposal will not be counted as shares present and entitled to vote and, accordingly, will not have any effect with respect to the approval of such proposal (other than to reduce the number of affirmative votes required to approve the proposal).  Although the vote on the compensation of our Named Executive Officers is advisory only, meaning that it is not binding on the Company, our Board of Directors will consider the results of the vote in its future consideration of the compensation of our Named Executive Officers.

Q:	What are my voting choices for each proposal?

A:
With respect to the election of directors, stockholders may vote for, against or withhold the vote for each nominee for director. With respect to each other proposal, stockholders may vote for the proposal, against the proposal or abstain from voting.

Q:	How does the Board of Directors recommend I vote on the proposals?

A:
Our Board of Directors unanimously recommends a vote FOR each of the seven director nominees set forth in this proxy statement, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and FOR the approval of the compensation of our Named Executive Officers, on an advisory basis.

Q:	How will my shares be voted if I return a blank proxy card?

A:
If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote FOR each of the seven director nominees named in this proxy statement, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and FOR the approval of the compensation of our Named Executive Officers, on an advisory basis.

Q:	How will voting on any other business be conducted?

A:
Although we do not know of any business  to be conducted at the Annual Meeting other than the proposals discussed in this proxy statement, if any other business comes before the Annual Meeting, the individuals that we have designated as proxies for the Annual Meeting, Jeffrey Linden and Mark Stolper, will have the discretionary authority to vote for or against any other matter that is properly presented at the Annual Meeting.

Q:	Who will bear the costs of this solicitation?

A:
This solicitation is made by our Board of Directors on behalf of the Company, and we will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders.  We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners.  We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners.  Solicitations will be made primarily through the mail, but may be supplemented by telephone, telegram, facsimile, Internet or personal solicitation by our directors, executive officers, employees or other agents.  No additional compensation will be paid to these individuals for these services.

Q:	How can I find out the results of the voting at the Annual Meeting?

A:	Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a report on Form 8-K within four business days after the Annual Meeting.

Q:	When are stockholder proposals due for the next year’s annual meeting?

A:
Requirements for Stockholder Proposals to be Considered for Inclusion in RadNet, Inc.’s Proxy Materials.  Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the 2013 Annual Meeting must be received by us not later than December 27, 2012, in order to be considered for inclusion in our proxy materials for that meeting.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice of the proposal or nomination in writing to our Corporate Secretary.  To be timely for the 2013 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 7, 2013 and March 9, 2013.  A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by our bylaws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of March 31, 2012, by:

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock,

•
our principal executive officer, principal financial officer and each of our three other most highly compensated executive officers as of December 31, 2011 (collectively, the “Named Executive Officers”), and

•	all of our current executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o RadNet, Inc., 1510 Cotner Ave., Los Angeles, CA 90025.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 38,225,482 shares of common stock outstanding on March 31, 2012.  We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (the “SEC”).  In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2012.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Shares Beneficially Owned
5% or Greater Stockholders
Red Mountain Capital Partners II, L.P. (1)	3,618,048		9.5%
HFB Enterprises, LLC(2)	5,133,114		13.4%

Directors and Named Executive Officers
Howard G. Berger, M.D.(3)	5,403,140	(4)	14.1%
Marvin S. Cadwell	210,178	(5)	*
John V. Crues, III, M.D.	743,708	(6)	1.9%
Norman R. Hames	1,614,565	(7)	4.1%
Lawrence L. Levitt	241,250	(8)	*
Michael L. Sherman, M.D.	252,015	(9)	*
David L. Swartz	289,750	(10)	*
Stephen M. Forthuber	950,000	(11)	2.4%
Jeffrey L. Linden	1,125,689	(12)	2.9%
Michael N. Murdock	358,333	(13)	*
Mark D. Stolper	680,607	(14)	1.8%
All directors and executive officers as a group (11 persons)	11,869,234	(15)	27.9%

*	Represents less than 1%.

(1)
According to the Schedule 13D/A filed with the SEC on September 19, 2011, Red Mountain Capital Partners II, L.P., or RMCP II, holds an aggregate of 3,618,048 shares of our common stock. RMCP GP LLC, or RMCP GP, is the general partner of RMCP II.  Red Mountain Capital Partners LLC, or RMCP LLC, is the managing member of RMCP GP. Red Mountain Capital Management, Inc., or RMCM, is the managing member of RMCP LLC and Willem Mesdag, an individual, is the president, sole executive officer, sole director and sole stockholder of RMCM. Mr. Mesdag and RMCM disclaim beneficial ownership of all shares of our common stock held by RMCP II.   The address as set forth in the Schedule 13D/A filing is 10100 Santa Monica Boulevard, Suite 925, Los Angeles, CA 90067.

(2)
According to the Schedule 13D/A filed with the SEC on February 13, 2012, HFB Enterprises, LLC, or the LLC, holds 5,133,114 shares of our common stock.  Dr. Howard Berger and Mrs. Fran Berger are the managers of the LLC. The address as set forth in the Schedule 13D/A is 1510 Cotner Ave, Los Angeles, CA 90025.

(3)	As a result of his stock ownership and positions as president, chief executive officer and director, Dr. Berger may be deemed to be a controlling person of our Company.

(4)
Beneficial ownership includes 270,026 shares held by the Howard and Fran Berger Family Trust, or the Trust, and 5,133,114 shares held by the LLC; Dr. and Mrs. Berger are co-trustees of the Trust and are co-managers of the LLC.

(5)	Beneficial ownership includes 141,250 shares subject to options exercisable within 60 days of March 31, 2012.

(6)	Beneficial ownership includes 15,000 shares held by Dr. Crues’ spouse and 100,000 shares subject to options exercisable within 60 days of March 31, 2012.

(7)	Beneficial ownership includes 1,564,565 shares subject to options and warrants exercisable within 60 days of March 31, 2012.

(8)	Beneficial ownership includes 141,250 shares subject to options exercisable within 60 days of March 31, 2012.

(9)	Beneficial ownership includes 141,250 shares subject to options exercisable within 60 days of March 31, 2012 and 1,950 shares held by Dr. Sherman’s spouse.

(10)	Beneficial ownership includes 141,250 subject to options exercisable within 60 days of March 31, 2012 and 13,500 shares held by Mr. Swartz’s spouse.

(11)	Beneficial ownership includes 875,000 shares subject to options exercisable within 60 days of March 31, 2012.

(12)	Beneficial ownership includes 391,667 shares subject to options exercisable within 60 days of March 31, 2012.

(13)	Beneficial ownership includes 308,333 shares subject to options exercisable within 60 days of March 31, 2012.

(14)	Beneficial ownership includes 491,667 shares subject to options and warrants exercisable within 60 days of March 31, 2012.

(15)	Beneficial ownership includes 4,296,231 shares subject to options and warrants exercisable within 60 days of March 31, 2012.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the 2012 Annual Meeting of Stockholders, all directors will be elected for a term expiring at the next annual meeting of stockholders to be held after their election, subject to earlier resignation or removal.  Our Board of Directors, in accordance with our bylaws, has determined that the authorized number of directors shall be seven.  Based on the recommendation of our Nominating and Governance Committee, our Board of Directors has nominated the seven individuals set forth below for election.

Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of the seven director nominees listed in the table below.  Each of the nominees is currently a director of the Company and has consented to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If any nominee becomes unavailable or unable to serve before the Annual Meeting, the Board of Directors may determine to leave the position vacant, reduce the number of authorized directors or designate a substitute nominee.  If a substitute nominee is named, then the persons named as proxies will have full discretion and authority to vote or refrain from voting for such substitute nominee in their discretion.

The following paragraphs include information that each of the seven nominees has provided to us about the positions he currently holds, his principal occupation and experience for the past five years, and the other companies in which he currently serves as a director or has served as a director during the past five years.  In addition, the information below includes each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that each nominee should serve as a director.

Nominees for Director

The names of the director nominees, their ages as of March 31, 2012 and other information about them are set forth below.

Name of Director Nominee	Age	Position	Director Since
Howard G. Berger, M.D.	66	President, Chief Executive Officer and Chairman of the Board	1992
Marvin S. Cadwell	68	Director	2007
John V. Crues, III, M.D.	62	Director, Vice President, Medical Director	2000
Norman R. Hames	56	Director, Executive Vice President, Chief Operating Officer-Western Operations, Secretary	1996
Lawrence L. Levitt	69	Director	2005
Michael L. Sherman, M.D.	69	Director	2007
David L. Swartz	68	Director	2004

Howard G. Berger, M.D. has served as President and Chief Executive Officer of our Company and its predecessor entities since 1987.  Dr. Berger is also the president or co-president of the entities that own Beverly Radiology Medical Group, or BRMG.  He began his career in medicine at the University of Illinois Medical School, is Board Certified in Nuclear Medicine and trained in an Internal Medicine residency, as well as in a masters program in medical physics in the University of California system. Dr. Berger  brings business leadership skills to our Board of Directors derived from his more than 25 years of experience in the development and management of the Company.

Marvin S. Cadwell served as a director of Radiologix, Inc. between June 2002 and November 2006, until its acquisition by the Company.  He was appointed Chairman of the Board of Radiologix in December 2002 and served as Chairman of the Nominations and Governance Committee of the Board of Radiologix.  He was the Radiologix interim Chief Executive Officer from September 2004 until November 2004.  From December 2001 until November 2002, Mr. Cadwell served as Chief Executive Officer of SoftWatch, Ltd., an Israeli based company that provides Internet software.  Since 2003, he has served as a director of ChartOne, Inc., a private company that provides patient chart management services to the healthcare industry. Mr. Cadwell has experience as an executive officer of several companies in the healthcare industry and brings to our Board of Directors a strong background in operating management of various organizations. Mr. Cadwell has been a member of our Audit Committee since 2007 and a member of our Nominating and Governance Committee since January 2011.

John V. Crues, III, M.D. is a world-renowned radiologist.  Dr. Crues has served as our Vice President and Medical Director since 2000.  Dr. Crues received his M.D. at Harvard University, completed his internship at the University of Southern California in Internal Medicine, and completed a residency at Cedars-Sinai in Internal Medicine and Radiology.  Dr. Crues has authored numerous publications while continuing to actively participate in radiological societies such as the Radiological Society of North America, American College of Radiology, California Radiological Society, International Society for Magnetic Resonance Medicine and the International Skeletal Society. Dr. Crues is also currently Co-President of Pronet Imaging Medical Group and a director of BRMG. Dr. Crues plays a significant role as a musculoskeletal specialist for many of our patients as well as a resource for physicians providing services at our facilities and his active participation in radiological societies gives our Board of Directors access to thought leadership in the field of radiology.

Norman R. Hames has served as our Chief Operating Officer since 1996 and currently serves as our Executive Vice President, Chief Operating Officer-Western Operations and Corporate Secretary.  Applying his 20 years of experience in the industry, Mr. Hames oversees all aspects of  our California facility operations.  His management team, comprised of regional directors, managers and sales managers, is responsible for responding to all of the day-to-day concerns of our California facilities, patients, payors and referring physicians.  Prior to joining our Company, Mr. Hames was President and Chief Executive Officer of his own company, Diagnostic Imaging Services, Inc. (which we acquired), which owned and operated 14 multi-modality imaging facilities throughout Southern California.  Mr. Hames gained his initial experience in operating imaging centers for American Medical International, or AMI, and was responsible for the development of AMI’s single and multi-modality imaging centers. Mr. Hames brings business leadership skills from his experience as President and Chief Executive Officer of his own company and has a 20-year background in the day-to-day  operations of imaging centers.

Lawrence L. Levitt is a certified public accountant and received his MBA in Accounting from the University of California Los Angeles.  Since 1987, Mr. Levitt has been the President and Chief Financial Officer of Canyon Management Company, a company which manages a privately held investment fund.  Mr. Levitt is also a director of River Downs Management Company, a private company that operates a thoroughbred racetrack in Ohio. Mr. Levitt brings to our Board of Directors extensive financial accounting experience and is an audit committee financial expert under the SEC rules. Mr. Levitt has been a member of our Audit Committee since March 2005 and a member of our Nominating and Governance Committee since January 2011.  Mr. Levitt has served as the chair of our Compensation and Management Development Committee since July 2007.

Michael L. Sherman, M.D., F.A.C.R., served as a director of Radiologix from 1997 until November 2006, until its acquisition by the Company.  He founded and served as President of Advanced Radiology, P.A., a 90-person radiology practice located in Baltimore, Maryland, from  its inception in 1995 to 2001, and subsequently as its board chairman and a consultant until his retirement from active clinical practice in 2005.  In addition, Dr. Sherman was a director of MedStar Health, a ten-hospital system in the Baltimore-Washington, D.C. area from 1998 until 2006 and served as a director of Medstar’s captive insurance company until 2011.  Dr. Sherman has trained as a mediator and runs Medical Mediation, LLC through which he has mediated professional liability and business cases.  He was a director of HX Technologies, a healthcare IT private company, from 2006 until its sale in 2010.  Dr. Sherman has broad experience in the medical and business aspects of radiology as a board member and chairman of various companies in the healthcare industry.  Effective January 2011, Dr. Sherman was elected to serve as the chair of our Nominating and Governance Committee and has been a member of our Compensation and Management Development Committee since 2007.

David L. Swartz is a certified public accountant with over thirty-five years of experience providing accounting and advisory services to clients.  Mr. Swartz currently serves as a member of the board of directors of the California State Board of Accountancy and previously served as president.  Between 1993 and 2008, Mr. Swartz served as the managing partner of Good, Swartz, Brown & Berns LLP, a division of JH Cohn, and currently provides consulting services.  Prior to that, Mr. Swartz served as managing partner and was on the national board of directors of a 50 office international accounting firm.  Mr. Swartz is also a former chief financial officer of a publicly held shopping center and development company.  Mr. Swartz brings to our Board of Directors extensive public financial accounting experience and is an audit committee financial expert under the SEC rules.  Effective January 2011, Mr. Swartz was appointed as Lead Independent Director and has been the chair of our Audit Committee since 2004.  In addition, Mr. Swartz has been a member of our Compensation and Management Development Committee since 2008 and a member of our Nominating and Governance Committee since January 2011.

There are no family relationships between any nominees or executive officers of our Company, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is selected as a director or nominee.

Vote Required

The nominees who receive the highest number of votes represented by shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be elected.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION
TO THE BOARD OF EACH OF THESE NOMINEES

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed under the direction of our Board of Directors.  Our Board of Directors selects our officers, delegates responsibilities for the conduct of our operations to those officers, and monitors their performance.

Meetings of the Board of Directors and Board Committees

Our Board of Directors meets at least on a quarterly basis and during fiscal year 2011, held nine meetings and took action by written consent on two occasions.  Each of the current directors serving in 2011 attended at least 75% of the total number of meetings of the Board of Directors and applicable committees that each director was eligible to attend. We, as a matter of policy, encourage our directors to attend meetings of stockholders but we do not require attendance. Five of the seven directors attended the 2011 Annual Meeting of Stockholders.

Board Leadership Structure

The Chairman of the Board also serves as our Chief Executive Officer. Our Board of Directors has determined that its leadership structure is appropriate and effective. Our Board of Directors believes that having a single individual serve as both chair and chief executive officer fosters an important unity of leadership between our Board of Directors and our management team, provides clear accountability and promotes strategic development and execution. Our Board of Directors further believes that the combination of the offices facilitates the organization and efficiency of board meetings over the calendar year by permitting the Chief Executive Officer to develop a thoughtful and comprehensive agenda for review by our Board of Directors of the issues and matters most critical to the Company and to guide the review process in a manner that will assure efficient use of the time available to our Board of Directors.  This structure effectively utilizes the Chief Executive Officer’s knowledge of our Company and the industry as well as fostering greater communication between management and our directors which produces a greater degree of transparency among management and our directors. Effective January 2011, our Board of Directors appointed Mr. Swartz as Lead Independent Director.  In this capacity, Mr. Swartz serves as chairman of meetings of the Board of Directors in the absence of the Chairman of the Board, calls, sets the agenda and chairs the executive sessions of the independent directors, works together with the chairman of the Compensation and Management Development Committee to oversee the evaluation of our Chief Executive Officer and serves as the liaison between the independent directors and the Chairman of the Board.  Four of the seven members of our Board of Directors are independent directors and all of those individuals serve on the committees of our Board of Directors. Our Chairman and Chief Executive Officer does not serve on any committee. Our Board of Directors holds regular executive sessions outside the presence of the Chief Executive Officer and other management, which our Board of Directors believes promotes appropriate independent leadership.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management, the Board of Directors does have an oversight role in managing the Company’s risk.  A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company.  In reviewing our strategy, business plan, budgets and major transactions, the Board of Directors considers, among other factors, the risks the Company faces, and how such risks can be managed. Our senior management regularly reports to the Board of Directors on areas of material risk, including operational, financial, legal and strategic risks which enable the Board of Directors to understand management’s views on risk identification, risk management and risk mitigation strategies.  While the full Board of Directors has an oversight role in managing our risk, various committees of the Board of Directors also have responsibility for risk management. The Director of Internal Audit reports directly to our Audit Committee on areas of material financial risk, including internal controls, and the Audit Committee reports to the full Board of Directors on risks identified by the Director of Internal Audit that the Audit Committee believes are material.  In addition, the Compensation Committee oversees the risks associated with our compensation policies and practices.

Director Independence

Our Board of Directors annually determines the independence of our directors in accordance with the independence requirements under the NASDAQ and the SEC rules.  As a result of this review, our Board of Directors has determined that Marvin S. Cadwell, Lawrence L. Levitt, Michael L. Sherman, M.D. and David Swartz each qualify as independent directors in accordance with the NASDAQ and the SEC rules. Each of Howard G. Berger, M.D., John V. Crues, III, M.D., and Norman R. Hames is an executive officer of our Company and therefore they do not qualify as independent directors.

Director Nomination Process

The Nominating and Governance Committee is responsible for identifying and evaluating director candidates and has the authority to employ a third party search firm to assist in this process, if needed.  The Nominating and Governance Committee considers stockholder nominees if such nominations have been made in accordance with our bylaws and will evaluate candidates recommended by stockholders in the same manner as all other candidates brought to the attention of the Nominating and Governance Committee.  Stockholder recommendations may be submitted to the Nominating and Governance Committee in care of the Corporate Secretary at the address set forth below under “Communication with Our Board of Directors.”  No director candidates have been put forward by a stockholder or group of stockholders who beneficially owned more than five percent of our stock.

The Nominating and Governance Committee recommends nominees to the Board of Directors for election after carefully considering all candidates, taking into account all factors the committee considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge and the minimum qualifications as specified in the Nominating and Governance Committee Charter.

Our Board of Directors does not have a formal policy with regard to the consideration of diversity in the identification of director nominees. However, as part of the evaluation of board composition, the Nominating and Governance Committee considers the diversity of candidates to ensure that our Board of Directors is comprised of individuals with a broad range of experiences and backgrounds (including, among other things, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge) who can contribute to the board’s overall effectiveness in carrying out its responsibilities and who can represent diverse viewpoints on our Board of Directors.   The Nominating and Governance Committee assesses the effectiveness of our efforts when annually evaluating the composition of the Board of Directors as part of the annual nomination process.

Code of Ethics

We have adopted a written code of financial ethics applicable to our directors, officers and employees which is designed to deter wrongdoing and to promote:

•	honest and ethical conduct;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in our other public communications;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

You may obtain a copy of our Code of Financial Ethics on our website at www.radnet.com under Investors — Corporate Governance. The Board of Directors has designated that the Audit Committee is responsible for reviewing the Code of Financial Ethics and amending as necessary. Any amendments will be disclosed on our website.

Committees of the Board of Directors

We have three standing committees: the Audit Committee, the Compensation and Management Development Committee and the Nominating and Governance Committee. The committees are comprised entirely of independent directors.  The membership of each committee is as follows, with the chairperson listed first:

Audit Committee	Compensation and Management Development Committee	Nominating and Governance Committee

David L. Swartz	Lawrence L. Levitt	Michael Sherman, M.D.
Marvin S. Cadwell	Michael Sherman, M.D.	Marvin S. Cadwell
Lawrence L. Levitt	David L. Swartz	Lawrence L. Levitt
David L. Swartz

Audit Committee

The Audit Committee meets periodically, but at least once a quarter to review the Company’s financial statements and the adequacy of and compliance with the Company’s internal and external financial reporting processes. The Audit Committee held four meetings in 2011.

The Audit Committee’s responsibilities include, among other things:

•	overseeing our accounting and financial reporting processes and the audits of our financial statements;

•	overseeing, along with management, the reliability and integrity of our accounting policies and financial reporting and disclosure practices;

•	serving as an independent and objective party to monitor our financial reporting processes and internal controls systems;

•
retaining our independent registered public accounting firm, reviewing and evaluating their independence, qualifications and performance, approving the terms of the annual engagement letter and approving all audit and non-audit services to be performed by our independent registered public accounting firm; and

•	providing independent, direct, and open communications among our independent registered public accounting firm, financial and senior management and the full Board of Directors.

The responsibilities of the Audit Committee are more fully described in the Audit Committee Charter.  The Audit Committee is required to review the charter at least annually and modify it as needed.  The Audit Committee Charter can be found on our website at www.radnet.com under Investors — Corporate Governance.

The Board of Directors has determined that all members of the Audit Committee are independent and financially literate.  Further, the Board of Directors has determined that Mr. Swartz and Mr. Levitt possess the requisite accounting and financial management expertise required under the NASDAQ Marketplace Rules and each qualifies as an “audit committee financial expert” as defined under the applicable SEC rules.

Compensation and Management Development Committee

The Compensation and Management Development Committee meets at least annually and is responsible for approving the compensation of executive officers and certain senior management and oversees the Company’s management development programs, performance assessment of senior executives and succession planning. The Compensation and Management Development Committee held three meetings in 2011 and took action by written consent on three occasions.

The Compensation and Management Development Committee’s responsibilities include, among other things:

•	reviewing and, as it deems appropriate, recommending to our Board of Directors the compensation of executive officers and certain other senior management;

•	reviewing and administering our stock and equity incentive plans;

•	overseeing the compensation philosophy and strategy of the Company and the establishment and administration of our qualified and non-qualified pension plans; and

•
reviewing and approving the corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of those goals and recommending the CEO’s compensation levels based on such evaluation.

As noted in the Compensation Discussion and Analysis Section below, certain executive officers receive compensation from an affiliate of BRMG. Our relationship with BRMG is described in further detail under the “Certain Relationships and Related Party Transactions – Related Party Transactions” below.  The process employed by the Compensation and Management Development Committee in determining the appropriate compensation of executive officers is the same regardless of whether payments are made by the Company or an affiliate of BRMG.

The responsibilities of the Compensation and Management Development Committee are more fully described in the Compensation and Management Development Committee Charter.  The Compensation and Management Development Committee is required to review the charter annually and, as it deems appropriate, make recommendations of any proposed changes to the Board of Directors for approval.  The Compensation and Management Development Committee Charter can be found on our website at www.radnet.com under Investors — Corporate Governance.

Nominating and Governance Committee

The Nominating and Governance Committee meets as frequently as circumstances dictate, but not less than once a year, and is responsible for identifying, evaluating and recommending qualified potential candidates to serve on the Board of Directors and its committees, coordinating the process for the Board of Directors to evaluate its performance and overseeing matters of corporate governance. The Nominating and Governance Committee held one meeting in 2011.

The Nominating and Governance Committee’s responsibilities include, among other things:

•	developing and recommending the criteria to be used in screening and evaluating potential candidates or nominees for election or appointment as directors;

•	establishing and overseeing a policy for considering stockholder nominees for directors, and developing the procedures that must be followed by stockholders in submitting recommendations;

•
monitoring and reviewing any issues regarding the independence of directors or involving potential conflicts of interest and evaluating any change of status or circumstances with respect to a director;

•	evaluating all nominees for election of directors;

•	developing and recommending to the Board of Directors, as necessary, corporate governance policies to be adopted and maintained;

•	identifying committee member qualifications and recommending appropriate committee member appointments to the Board of Directors; and

•	establishing and reviewing annually with the Board of Directors the procedures for stockholders to send communications to the Board of Directors.

 The responsibilities of the Nominating and Governance Committee are more fully described in the Nominating and Governance Committee Charter.  The Nominating and Governance Committee is required to regularly review the charter and recommend changes as it deems appropriate.  The Nominating and Governance Committee Charter can be found on our website at www.radnet.com under Investors — Corporate Governance.

COMMUNICATION WITH OUR BOARD OF DIRECTORS

Stockholders may communicate with our Board of Directors through the Corporate Secretary by writing to the following address: Board of Directors, c/o Corporate Secretary, RadNet, Inc., 1510 Cotner Avenue, Los Angeles, CA 90025. The envelope containing such communication should contain a clear notation that the letter is “Stockholder-Board Communication” or “Stockholder-Director Communication” or a similar statement to indicate it is intended for the Board of Directors.  All such communications must clearly indicate the author as a stockholder and state whether the intended recipients are all members of the Board of Directors or just certain specified directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation and Management Development Committee are listed under “Board of Directors and Corporate Governance — Committees of the Board of Directors.” No member of the Compensation and Management Development Committee has had a relationship with our Company or any of our subsidiaries other than as directors and stockholders and no member has been an officer or employee of our Company or any of our subsidiaries, a participant in a “related person” transaction or an executive officer of another entity, where one of our executive officers serves on the board of directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.  Based solely on copies of these reports provided to us and written representations that no other reports were required, we believe that these persons met all of the applicable Section 16(a) filing requirements during fiscal 2011.

EXECUTIVE OFFICERS

The names of our current executive officers, their ages as of March 31, 2012, and their positions are shown below.  Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Name of Executive Officer	Age	Position	Officer Since
Howard G. Berger, M.D.	66	President, Chief Executive Officer and Chairman of the Board	1992
John V. Crues, III, M.D.	62	Vice President and Medical Director	2000
Norman R. Hames	56	Executive Vice President, Secretary, Chief Operating Officer – Western Operations	1996
Stephen M. Forthuber	50	Executive Vice President and Chief Operating Officer – Eastern Operations	2006
Jeffrey L. Linden	69	Executive Vice President and General Counsel	2001
Michael M. Murdock	57	Executive Vice President and Chief Development Officer	2007
Mark D. Stolper	40	Executive Vice President and Chief Financial Officer	2004

Stephen M. Forthuber became our Executive Vice President and Chief Operating Officer for Eastern Operations subsequent to the Radiologix acquisition. He joined Radiologix in January 2000 as Regional Director of Operations, Northeast. From July 2002 until January 2005 he served as Regional Vice President of Operations, Northeast and from February 2005 until December 2005 he was Senior Vice President and Chief Development Officer for Radiologix. Prior to working at Radiologix, Mr. Forthuber was employed from 1982 until 1999 by Per-Se Technologies, Inc. and its predecessor companies, where he had significant physician practice management and radiology operations responsibilities.  Mr. Forthuber received a B.A. in Business Administration from The College of William and Mary in Virginia.

 Jeffrey L. Linden joined us in 2001 and currently serves as our Executive Vice President and General Counsel. Prior to joining us, Mr. Linden had been engaged in the private practice of law. He has lectured before numerous organizations on various topics, including the California State Bar, the American Society of Therapeutic Radiation Oncologists, the California Radiological Association, and the National Radiology Business Managers Association.  Mr. Linden received his J.D. and undergraduate degree from the University of California, Los Angeles.

Michael Murdock has served as our Executive Vice President and Chief Development Officer since 2007. Mr. Murdock has spent the majority of his career in senior financial positions with healthcare companies, ranging in size from venture-backed startups to multi-billion dollar corporations, including positions with American Medical International and its successor American Medical Holding, Inc., a publicly traded owner and operator of acute care facilities, that was acquired by National Medical Enterprises, now Tenet Healthcare. From 1999 through 2004, Mr. Murdock served as Chief Financial Officer of Dental One, a venture capital-backed owner and operator of 48 dental practices in Texas, Arizona, Colorado and Utah. From 2005 to 2006, Mr. Murdock served as Chief Financial Officer of Radiologix and joined us following the Radiologix acquisition. Mr. Murdock began his career in 1978 as an auditor with Arthur Andersen after receiving a B.S. degree from California State University, Northridge.

Mark D. Stolper has served as our Chief Financial Officer since July 2004 and prior to that was an independent member of our Board of Directors. Prior to joining us, he had diverse experiences in investment banking, private equity, venture capital investing and operations. Mr. Stolper began his career as a member of the corporate finance group at Dillon, Read and Co., Inc., executing mergers and acquisitions, public and private financings, and private equity investments with Saratoga Partners LLP, an affiliated principal investment group of Dillon Read. After Dillon Read, Mr. Stolper joined Archon Capital Partners, which made private equity investments in media and entertainment companies. Mr. Stolper also worked for Eastman Kodak, where he was responsible for business development for Kodak’s Entertainment Imaging subsidiary ($1.5 billion in sales). Mr. Stolper was also co-founder of Broadstream Capital Partners, a Los Angeles-based investment banking firm focused on advising middle market companies engaged in financing and merger and acquisition transactions.  Mr. Stolper is currently a member of the board of directors and audit committee for Metropolitan Health Networks, Inc. (NYSE: MDF), a member of the board of directors of TIX Corporation (PINK: TIXC) and is Chairman of the Board of CompuMed, Inc., a private company in the medication management industry. Mr. Stolper graduated with a liberal arts degree from the University of Pennsylvania and a finance degree from the Wharton School. Additionally, Mr. Stolper earned a postgraduate Award in Accounting from the University of California, Los Angeles.

Our officers are elected annually and serve at the discretion of the Board of Directors. There are no family relationships among any of our officers and directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

 As a matter of policy, the Board of Directors reviews any transaction in which we are proposed to be a party, directly or indirectly, and any of the following persons or entities is or is entitled to be a party, directly or indirectly, to the transaction or any director has a material financial interest in the transaction: (i) any of our executive officers or any related person of any such officer or a director, (ii) any person or entity of which the executive officer or director or any related person is the owner of more than 5% of the securities, (iii) any person or entity that controls one or more of the persons specified in subparagraph (ii) or a person that is controlled by, or is under common control with, one or more of the persons specified in subparagraph (ii), or (iv) an individual who is a general partner, principal or employer of a director. Additionally, any transaction which would be required to be disclosed pursuant to Item 404 of Regulation S-K is reviewed by the Board of Directors.

Related Party Transactions

Howard G. Berger, M.D., is our President and Chief Executive Officer, a member of our Board of Directors and is deemed to be the beneficial owner, directly and indirectly, of approximately 14.1% of our outstanding common stock as of March 31, 2012. Dr. Berger also owns, indirectly, 99% of the equity interests in BRMG. BRMG provides all of the professional medical services at 95 of our facilities located in California under a management agreement with us, and contracts with various other independent physicians and physician groups to provide the professional medical services at most of our other California facilities. We obtain professional medical services from BRMG in California, rather than provide such services directly or through subsidiaries, in order to comply with California’s prohibition against the corporate practice of medicine. However, as a result of our close relationship with Dr. Berger and BRMG, we believe that we are able to better ensure that medical service is provided at our California facilities in a manner consistent with our needs and expectations and those of our referring physicians, patients and payors than if we obtained these services from unaffiliated physician groups.

Under our management agreement with BRMG, which expires on January 1, 2014, BRMG pays us, as compensation for the use of our facilities and equipment and for our services, a percentage of the gross amounts collected for the professional services it renders. The percentage, which was 79%, at December 31, 2011, is adjusted annually, if necessary, to ensure that the parties receive fair value for the services they render. In operation and historically, the annual revenue of BRMG from all sources closely approximates its expenses, including Dr. Berger’s compensation, fees payable to us and amounts payable to third parties. For administrative convenience and in order to avoid inconveniencing and confusing our payors, a single bill is prepared for both the professional medical services provided by the radiologists and our non-medical, or technical, services, generating a receivable for BRMG. BRMG is a guarantor under the term loan facility and revolving credit facility we entered into in April 2010.

Dr. Crues receives all of his salary from Beverly Radiology Medical Group III, an affiliate of BRMG.  In 2011, Dr. Crues received a fixed base salary amount of $400,000 and was also entitled to 10% of the revenues from certain programs Dr. Crues administers for BRMG, for a total salary of $518,000.  In 2011, Dr. Berger received $500,000 of his salary from Beverly Radiology Medical Group III.

Cohen & Lord, a professional corporation, a law firm with which Mr. Linden is associated, received $895,581 in fees for the year ended December 31, 2011, $598,262 in fees for the year ended December 31, 2010 and $410,000 in fees for the year ended December 31, 2009.  Mr. Linden has specifically waived any interest in our fees since becoming an officer.

We use World Wide Express, a package delivery company owned 40% by Mr. Hames, to provide delivery services for us.  During the year ended December 31, 2011, we paid $1,018,853 to World Wide Express for those services.  We agreed to utilize the services of World Wide Express because they provided the lowest cost of any competitor for such services.

On June 1, 2009 we entered into a 10-year operating lease for a building at one of our imaging centers located in Wilmington, Delaware in which our Senior Vice President of Materials Management is a 50% owner. The monthly rent under this operating lease is approximately $25,000. We believe that the monthly lease amount is in line with similar 10-year lease contracts available for comparable buildings in the area.

Indemnification Agreements

We have indemnification agreements with each of our directors and certain officers in addition to provisions which are reflected in our certificate of incorporation and bylaws which require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee of the Board of Directors is comprised entirely of independent directors who meet the independence requirements of NASDAQ and the SEC.  The Audit Committee operates pursuant to a charter that is available on our website at www.radnet.com under Investors — Corporate Governance.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting.  Our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles.

In performing its responsibilities, the Audit Committee has reviewed and discussed, with management and Ernst & Young, the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2011.  The Audit Committee has also discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed Ernst & Young’s independence with Ernst & Young.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of RadNet, Inc. be included in the Company’s annual report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.  The Audit Committee has also reappointed Ernst & Young to serve as independent auditors for the fiscal year ending December 31, 2012, and requested that this appointment be submitted to our stockholders for ratification at their annual meeting.

Submitted by the Audit Committee:

David L. Swartz, Chair
Marvin S. Cadwell
Lawrence L. Levitt

_________________
*           The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion describes our compensation program for our Named Executive Officers and has been divided into the following sections:

Executive Summary: summarizes our 2011 executive compensation program.

Compensation Philosophy: describes the principles forming the foundation of our compensation and benefits programs for executives.

Board Process: describes the processes, participants and tools that help us make compensation decisions for our Named Executive Officers.

Elements of Executive Compensation: describes the various components of the compensation that may be awarded to each of our Named Executive Officers.

2011 Stockholder Advisory Vote on Executive Compensation: describes the outcome of the 2011 advisory vote regarding the approval of the compensation for our Named Executive Officers.

2011 Compensation Determinations: describes the compensation decisions for each of our Named Executive Officers for the fiscal year ended December 31, 2011.

2012 Compensation Determinations: describes the compensation decisions for each of our Named Executive Officers for 2012.

Risk Consideration in Our Compensation Programs: describes the concept of risk as it relates to our compensation program.

Executive Summary

We compensate our executive officers generally through a mix of base salary and equity compensation.  Our executive compensation program is designed to attract, retain and motivate talented executive officers who are capable of providing leadership, vision and execution necessary to achieve our business objectives.  We actively seek to foster an environment that aligns the interests of our executive officers with the creation of stockholder value through our equity compensation program.  To this end, we do not have a cash bonus structure in place for our executive officers, however a cash bonus may be paid to a Named Executive Officer in limited circumstances, the amount of which is at the discretion of the Compensation and Management Development Committee

Compensation decisions are determined by our independent Compensation and Management Development Committee and are not based on benchmarking against specific peer companies. For the year ended December 31, 2011, the Compensation and Management Development Committee did not retain any outside compensation consultants. The Compensation and Management Development Committee actively engages in dialogue with the Chief Executive Officer (who is also a member of our Board) concerning the selection of strategic objectives and targets for performance based compensation. Generally, salary adjustments and equity compensation grants are based upon the recommendation of our Chief Executive Officer, with the Compensation and Management Development Committee retaining ultimate authority to accept, reject or modify such recommendation.

The Named Executive Officers for fiscal 2011 were: Howard G. Berger, M.D.; Mark D. Stolper; Jeffrey L. Linden; Norman R. Hames; and Stephen M. Forthuber. Effective as of January 1, 2011, the base salary for each of Messrs. Hames, Forthuber, Linden and Stolper was increased by $75,000.  Each of Messrs. Hames, Linden and Stolper were also awarded options to purchase 75,000 shares of our common stock and Mr. Forthuber was awarded an option to purchase 100,000 shares of our common stock.  The increase in base salary and the stock option awards were granted, in part, to reward the successful efforts of these Named Executive Officers in connection with the various transactions that took place during the fiscal year ended December 31, 2010.

In addition to the base salary and equity compensation, we pay the premiums for our executive officers’ coverage under our health insurance plans and some of our executive officers are provided a monthly car allowance.  Perquisites are not a material element of our executive compensation program.

Compensation Philosophy

The following principles influence and guide the compensation decisions of the Compensation and Management Development Committee:

The Compensation and Management Development Committee Believes in a Pay for Performance Culture

At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance. A substantial portion of executive officer compensation is contingent on, and variable with, achievement of objective corporate and/or individual performance objectives.

Compensation Decisions Should Promote the Interests of Stockholders

Compensation should focus management on achieving strong short-term (annual) performance in a manner that supports and ensures our long-term success and profitability. The Compensation and Management Development Committee believes that stock options create long-term incentives that align the interest of management with the long-term interest of stockholders.

Compensation and Performance Pay Should Reflect Position and Responsibility

Total compensation and accountability should generally increase with position and responsibility.  Consistent with this philosophy:

•	Total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic initiatives.

•
As position and responsibility increases, a greater portion of the executive officer’s total compensation may be comprised of performance-based pay contingent on the achievement of performance objectives.

•	Equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

Internal Pay Equity

The Compensation and Management Development Committee believes that internal equity is an important factor to be considered in establishing compensation for our executive officers. A formal policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other officers has not been established, but the Compensation and Management Development Committee does review compensation levels to ensure that appropriate equity exists. The Compensation and Management Development Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future, if it is determined that such a policy would be appropriate.

Compensation Should be Reasonable and Responsible

It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation should be set at responsible levels. Our executive compensation programs are intended to be consistent with our focus on controlling costs.

Compensation Disclosures Should be Clear and Complete

The Compensation and Management Development Committee and management believe that all aspects of executive compensation should be clear, comprehensible and promptly disclosed in plain English. The Compensation and Management Development Committee and management believe that compensation disclosures should provide all of the information necessary to permit stockholders to understand our compensation philosophy, our compensation-setting process and how and how much our executives are paid.

Board Process

Compensation and Management Development Committee

The Compensation and Management Development Committee has been delegated the authority by our Board of Directors to approve all compensation and awards to executive officers. With respect to equity compensation awarded to the executive officers and others, the Compensation and Management Development Committee acts as the administrator under our stockholder-approved 2006 Equity Incentive Plan (the “2006 Plan”) and has the authority under that plan to grant restricted stock or stock options. Generally, equity grants are based upon the recommendation of our Chief Executive Officer, with the Compensation and Management Development Committee retaining ultimate authority to accept, reject or modify such recommendation.

Our Compensation and Management Development Committee meets as often as necessary to perform its duties and responsibilities. The Committee meets with executive management, including our Chief Executive Officer, and conducts meetings in executive session.

The Compensation and Management Development Committee’s annual process begins by determining the individual and corporate performance objectives for senior executive officers in each fiscal year. The Committee engages in an active dialogue with the Chief Executive Officer concerning the selection of strategic objectives and targets for performance based compensation. Corporate performance objectives may be established on the basis of a targeted return on capital employed for the Company or a particular business unit, or on the basis of another operating metric.

The Compensation and Management Development Committee meets in executive session each year to: (i) evaluate the performance of the Named Executive Officers, (ii) set the annual compensation of the Named Executive Officers, (iii) establish annual performance objectives for the current fiscal year, and (iv) consider and approve any grants of equity incentive compensation to the Named Executive Officers.

Management’s Role in the Compensation-Setting Process

Management plays a significant role in the compensation-setting process.  The most significant aspects of management’s role are:

•	establishing the operating budget which forms the basis for performance objectives; and

•	our Chief Executive Officer making recommendations to the Compensation and Management Development Committee on salary levels and option awards.

Our Chief Executive Officer works with the Compensation and Management Development Committee in establishing the agenda for committee meetings.  Management also prepares meeting information for each Compensation and Management Development Committee meeting.

Our Chief Executive Officer also participates in committee meetings at the request of the Compensation and Management Development Committee to provide, among other things:

•	background information regarding the Company’s strategic objectives;

•	his evaluation of the performance of the senior executive officers, including accomplishments, areas of strength and weakness; and

•	compensation recommendations as to senior executive officers (other than himself).

Committee Advisors

Under its charter, the Compensation and Management Development Committee is granted, where appropriate, the authority to hire and fire advisors and compensation consultants.  The Company is obligated to pay for the advisors and consultants.  These advisors will report directly to the Compensation and Management Development Committee.  For the year ended December 31, 2011, the Compensation and Management Development Committee did not retain any outside compensation consultants.

Benchmarking

Our Compensation and Management Development Committee does not base its compensation decisions on benchmarking against a specific peer group of companies.  However, the Committee recognizes that our compensation practices must be competitive in the marketplace.  The Committee is generally aware of pay practices at other companies in our industry.  This marketplace information is only one of the many factors that the Committee considers in assessing the reasonableness of compensation.

Elements of Executive Compensation

Base Salary

Base pay is a critical element of executive compensation. We seek to establish a compensation level that is appropriate recognizing the executive officer’s achievements and contributions. Base pay also provides executives with a secure level of monthly income that is not at risk, and our Compensation and Management Development Committee believes that this gives our executive officers the ability to focus on the longer term and avoid the urgency that could otherwise encourage an executive officer to take unnecessary risks. In determining base salaries our Compensation and Management Development Committee considers the executive officer’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive officer, the executive officer’s past performance, the general pay practices at other companies in our industry, internal pay equity and the tax deductibility of base salary.

Equity Based Compensation

We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management personnel with gains realized by the stockholders.

Our stock compensation plans have been established to provide certain of our employees, including our Named Executive Officers (other than our Chief Executive Officer), with incentives to help align those employees’ interests with the interests of our stockholders. Our stock compensation plans have provided the principal method for our Named Executive Officers to acquire equity or equity linked interests in our Company.

Through fiscal 2011, the Compensation and Management Development Committee has elected to use stock options as our primary equity compensation vehicle.  All stock options incorporate the following features:

•	the term of the grant does not exceed 10 years (though often is limited to only five years);

•	the grant price is not less than the market price on the date of grant;

•	grants do not include “reload” provisions;

•	repricing of options is prohibited, unless approved by the stockholders; and

•	options generally vest over a term of years (3 to 5 years) beginning with the first anniversary of the date of grant.

The Compensation and Management Development Committee used stock options as a long-term incentive vehicle because:

•
Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership and focus the management team on increasing value for the stockholders; and

•	The vesting period encourages executive retention and the preservation of stockholder value.

In determining the number of options to be granted to senior executive officers, the Compensation and Management Development Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of total compensation.  The Compensation and Management Development Committee has also adopted a general policy of issuing equity awards to senior executive officers on the first business day of January and such equity awards are to recognize the contributions of those individuals for the prior fiscal year.

Additional Benefits

Our executive officers, including our Named Executive Officers, participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees.

Perquisites to our Named Executive Officers are not a material element of our compensation program. We pay the premiums for our Named Executive Officers' coverage under our health insurance plans and some of our Named Executive Officers are provided a monthly car allowance.

Change in Control and Severance Arrangements

The employment agreements of some of our Named Executive Officers provide them with benefits if their employment is terminated under certain circumstances, including termination following a change in control. The details and amount of these benefits are set forth below under “Compensation of Executive Officers —Potential Payments Upon Termination or Change in Control — Severance Arrangements”;  “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control — Change-in-Control Arrangements” and “Compensation of Executive Officers — Pension Benefits, Nonqualified Defined Contribution and Other Deferred Compensation Plans.” The employment agreements, including the change in control provisions and the right to receive severance, were initially used to attract qualified executive officers and have continued to be used as a way to retain such qualified executive officers.

Deductibility of Executive Compensation

Our Compensation and Management Development Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. In as much as no executive is currently paid an amount near the $1,000,000 threshold, our Compensation and Management Development Committee believes that compensation paid to our Named Executive Officers is generally fully deductible for federal income tax purposes. We also intend that stock options granted under our equity incentive plans are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and therefore exempt from the $1,000,000 limit. However, in certain situations, certain of the independent members of our Compensation and Management Development Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation of our Named Executive Officers.

2011 Stockholder Advisory Vote on Executive Compensation

In 2011, over  95% of the stockholder votes which were cast (including those that abstained) on the advisory vote regarding our Named Executive Officers’ compensation were in favor of approving such compensation, reflecting very strong stockholder support for our executive compensation programs.  The Compensation and Management Development Committee carefully considered these results and a variety of other information in determining compensation during 2011 and the beginning of 2012.  After taking into account all of the information the Compensation and Management Development Committee believed was relevant to its review, including the high level of stockholder support based on the advisory vote results, the Compensation and Management Development Committee did not make any significant changes to the structure of our executive compensation plans and programs.  However, the Compensation and Management Development Committee did determine to use restricted stock, in lieu of stock options, with respect to equity compensation awards that it issued in 2012 as noted below under the heading “2012 Compensation Determinations”.

2011 Compensation Determinations

The Compensation and Management Development Committee uses its judgment and discretion in determining the amount of base salary for each Named Executive Officer, which is reviewed on an annual basis. Effective as of January 1, 2011, our Compensation and Management Development committee decided to increase the base salary for some of our Named Executive Officers.  The base salary for each of Messrs Hames, Forthuber, Linden and Stolper was increased by $75,000.  The decision to increase the base salaries was based, in part, on an increase in the Company’s revenues for the fiscal year ended December 31, 2010, the effective efforts of our Named Executive Officers in connection with our 2010 debt refinancing and their continued efforts to expand our business through several strategic acquisitions that occurred during the fiscal year ended December 31, 2010, including the acquisition of eRAD, Inc.   In addition, in 2012, the Compensation and Management Development Committee approved a cash bonus of $50,000 for the fiscal year ended December 31, 2011 to Mr. Hames in recognition of his exceptional performance.

The Compensation and Management Development Committee also decided to make equity grants of stock options under our 2006 Plan, effective January 7, 2011, to some of our Named Executive Officers.  Accordingly, Messrs. Hames, Linden and Stolper were each awarded options to purchase 75,000 shares of our common stock and Mr. Forthuber was awarded an option to purchase 100,000 shares of our common stock as described further under the Grants of Plan-Based Awards table.  The Compensation and Management Development Committee decided to make these awards in order to provide each of these Named Executive Officers with a more significant equity stake in the Company and a greater incentive to contribute to our long term success and was based, in part, on their efforts in connection with our 2010 debt refinancing plan and the continued expansion of our business through strategic acquisitions during the fiscal year ended December 31, 2010.  No equity awards were granted to Dr. Berger who is already the beneficial owner of a significant amount of Company stock and the Compensation and Management Development Committee determined that he has a sufficient equity interest in the Company to align his interest with other stockholders.

2012 Compensation Determinations

In December 2011, the Compensation and Management Development Committee decided to increase the base salaries for all of our Named Executive Officers, as set forth in the below table, effective January 1, 2012.  The Chief Executive Officer provided the Committee with a recommendation for such salary adjustments (other than with respect to himself) which the Committee accepted.  The decision to increase the base salaries was based, in part, on the Company's successful year in 2011.

The following table provides the salaries of each of the Named Executive Officers for the fiscal  years 2011 and 2012:

Name	Fiscal Year 2011 Salary($)	Fiscal Year 2012 Salary($)
Howard G. Berger, M.D.	625,000	700,000

Mark D. Stolper	425,000	475,000

Jeffrey L. Linden	475,000	525,000

Norman R. Hames	425,000	475,000

Stephen M. Forthuber	425,000	475,000

In addition to reviewing base salary compensation, the Compensation and Management Development Committee also considers the need for equity grants since equity compensation is a primary component of total compensation. In December 2011, the Compensation and Management Development Committee decided to issue restricted stock grants under our 2006 Plan, effective January 3, 2012 to some of our Named Executive Officers. In the past our Named Executive Officers have received stock option awards.  The Compensation and Management Development Committee elected this year to grant restricted stock awards.  In connection with this decision, the Compensation and Management Development Committee reviewed the type of equity awards other companies were granting to executive officers and also took into account the various costs associated with differing equity awards and determined that granting restricted stock would serve as a better inducement to retaining employees.

Therefore, Messrs. Hames, Forthuber, Linden and Stolper were each awarded restricted stock grants of 75,000 shares of our common stock, all of which vest in three equal annual increments with the first installment vesting on the grant date. The Compensation and Management Development Committee decided to make these awards in order to provide each of these Named Executive Officers with a more significant equity stake in the Company and a greater incentive to contribute to our long term success.  No equity awards were granted to Dr. Berger who is already the beneficial owner, directly and indirectly, of approximately 14.1% of our outstanding common stock as of March 31, 2012.  The Compensation and Management Development Committee determined that he has a sufficient equity interest in the company to align his interest with other stockholders.

Risk Consideration in Our Compensation Programs

Our Compensation and Management Development Committee has discussed the concept of risk as it relates to our compensation program and does not believe our compensation program encourages excessive or inappropriate risk taking. We structure our pay to consist of primarily fixed compensation with base salary in cash and non-cash long-term incentive programs. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our executive officers do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our equity incentive grants have traditionally been structured to provide longer term incentives. Our Compensation and Management Development Committee believes our compensation programs strike a balance between providing secure compensation and appropriate long-term incentives, such that our executive officers are not encouraged to take unnecessary or excessive risks.

COMPENSATION COMMITTEE REPORT*

The Compensation and Management Development Committee of the Board of Directors is comprised of independent non-employee directors and operates pursuant to a written charter. A copy of the charter can be viewed by visiting our website at www.radnet.com and clicking on “Investors” and then on “Corporate Governance.” The Compensation and Management Development Committee is responsible for setting and overseeing the administration of the policies governing annual compensation of the Company’s executive officers. The Compensation and Management Development Committee reviews the performance and compensation levels for executive officers, including the Chief Executive Officer, and sets salary levels.

The Compensation and Management Development Committee has reviewed and discussed with RadNet’s management the “Compensation Discussion and Analysis” included in this Proxy Statement. Based upon that review and analysis, the Compensation and Management Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation and Management Development Committee:

Lawrence L. Levitt, Chair
Michael L. Sherman, M.D.
David L. Swartz

________________________
*           The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the total compensation paid or earned by our Named Executive Officers:

	Annual Compensation
Name and Principal Position	Year	Salary($)(*)	Bonus($)	Stock Awards($)	Option Awards($)(1)	All Other Compensation($)(6)	Total($)
Howard G. Berger, M.D., President and Chief Executive Officer (principal executive officer)	2011	625,000(2)	—	—	—	15,336	640,336
	2010	625,000(2)	—	—	—	9,765	634,765
	2009	500,000(3)	—	—	—	—	500,000

Mark D. Stolper, Executive Vice President and Chief Financial Officer (principal financial officer)	2011	425,000	—	—	136,981	36,785	598,766
	2010	350,000	—	—	159,640	7,964	517,604
	2009	350,000	—	—	366,290	7,100	723,390

Jeffrey L. Linden, Executive Vice President and General Counsel	2011	475,000(4)	—	—	136,981	19,685	631,666
	2010	400,000(4)	—	—	159,640	16,699	576,339
	2009	400,000(4)	—	—	219,774	15,672	635,446

Norman R. Hames, Executive Vice President and Chief Operating Officer – Western Operations	2011	425,000	50,000	—	136,981	4,875	616,856
	2010	350,000	—	—	159,640	4,875	514,515
	2009	350,000	—	—	219,774	4,875	574,649

Stephen M. Forthuber, Executive Vice President and Chief Operating Officer – Eastern Operations	2011	425,000	—	—	182,641	—	607,641
	2010	350,000	—	—	159,640	—	509,640
	2009	350,000	250,000	—	487,980	—	1,087,980

(1)
Amounts reflect the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the officer. Assumptions used in the calculation of these values are included in Note 13 to our audited financial statements included in our 2011 Annual Report on Form 10-K.

(2)
For fiscal years 2010 and 2011, Dr. Berger received $500,000 in salary from Beverly Radiology Medical Group III, an affiliate of BRMG and received  the remaining $125,000 as base salary from RadNet Management, Inc.

(3)	Received from Beverly Radiology Medical Group III, an affiliate of BRMG.

(4)	Mr. Linden has specifically waived any interest in our fees paid to Cohen & Lord since becoming an officer. See also “Certain Relationships and Related Party Transactions” above.

(6)	The Named Executive Officers receive perquisites, which may include a monthly car allowance and/or payment bythe Company of the premiums for coverage under the Company’s group health insurance plans.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of awards to our Named Executive Officers under our equity incentive plans during 2011.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards($)(2)
Mark D. Stolper	01/07/11	75,000(3)	2.98	136,981
Jeffrey L. Linden	01/07/11	75,000(3)	2.98	136,981
Norman R. Hames	01/07/11	75,000(3)	2.98	136,981
Stephen M. Forthuber	01/07/11	100,000(3)	2.98	182,641

(1)	Exercise prices reflect the closing public market price on the date of grant.

(2)
For discussion regarding the valuation model and assumptions used to calculate the fair value of these option awards, see Note 13 to the consolidated financial statements included in our 2011 Annual Report on Form 10-K.

(3)
Each option was granted under the 2006 Plan and vests in equal annual increments on January 7th of 2012, 2013 and 2014 subject to the officer’s continued service. The option term is five years from the date of grant.

Outstanding Equity Awards at Fiscal Year End

The table below summarizes outstanding equity awards held by our Named Executive Officers at December 31, 2011.

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mark D. Stolper	150,000(3)	—	3.24	10/28/2013
	250,000 (3)	—	2.40	06/15/2014
	66,667(3)	33,333(3)	2.70	06/08/2015
	—	75,000(3)(4)	2.98	01/07/2016

Jeffrey L. Linden	250,000 (2)	—	2.52	04/28/2012
	150,000(3)	—	3.24	10/28/2013
	150,000(3)	—	2.40	06/15/2014
	66,667(3)	33,333(3)	2.70	06/08/2015
	—	75,000(3)(4)	2.98	01/07/2016

Norman R. Hames	1,172,237 (2)	—	1.12	05/01/2013
	150,000(3)	—	3.24	10/28/2013
	150,000(3)	—	2.40	06/15/2014
	66,667(3)	33,333(3)	2.70	06/08/2015
	—	75,000(3)(4)	2.98	01/07/2016

Stephen M. Forthuber	250,000(2)	—	5.77	04/03/2013
	150,000(3)	—	3.24	10/28/2013
	100,000(3)	—	1.47	04/29/2014
	66,667(3)	33,333(3)	2.70	06/08/2015
	—	100,000(3)(4)	2.98	01/07/2016

(1)
Unless otherwise indicated, one-third of the options or nonqualified warrants are fully-vested as of the date of grant and the remaining portion of the options vest in equal increments on the first and second anniversaries of the date of grant.  All options have a five-year term from the date of grant.

(2)	Relates to nonqualified warrants issued to the Named Executive Officers.

(3)	Relates to options issued to the Named Executive Officers under the 2006 Plan.

(4)	Options vest in equal increments on the first, second and third anniversaries of the date of grant.

 Option Exercises and Stock Vested During 2011

With respect to the Named Executive Officers during the fiscal year ended December 31, 2011, there was no vesting of restricted stock and below were the only exercises of stock options and warrants:

OPTION AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Mark D. Stolper	100,000	$180,000
Jeffrey L. Linden	18,750	$ 46,125

(1)	The value realized equals the aggregate fair market value of the common stock acquired on the dates of exercise minus the aggregate exercise price.

Pension Benefits, Nonqualified Defined Contribution and Other Deferred Compensation Plans

We do not have any tax-qualified defined benefit plans, nonqualified defined contribution plans or supplemental executive retirement plans that provide for payments or other benefits to our Named Executive Officers in connection with their retirement.

The employment arrangements of some of our Named Executive Officers include a required payment of deferred compensation upon termination of employment.  The following table shows the contributions, earnings and current required payments of deferred compensation.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Howard G. Berger, M.D. (1)	—		—	—	$2,500,000
Jeffrey L. Linden(2)	—		—	—	$2,000,000
Norman R. Hames(3)	—		—	—	$1,050,000

(1)
Dr. Berger is entitled to receive, upon his election to terminate employment, an amount equal to five times his 2010 base salary paid by Beverly Radiology Medical Group III, an affiliate of BRMG.  Dr. Berger’s 2010 base salary as paid by Beverly Radiology Medical Group III was $500,000. Such payment is subject to post-termination covenants intended to protect the Company’s business.

(2)
Mr. Linden is entitled to receive, upon his election to terminate employment, an amount equal to five times his 2010 base salary.  Mr. Linden’s 2010 base salary was $400,000. Such payment is subject to post-termination covenants intended to protect the Company’s business.

(3)
Mr. Hames is entitled to receive, upon his election to terminate employment, an amount equal to three times his 2010 base salary.  Mr. Hames’ 2010 base salary was $350,000. Such payment is subject to post-termination covenants intended to protect the Company’s business.

Employment Agreements

We entered into an employment agreement with Mr. Linden on April 16, 2001, as amended on January 30, 2004, for an initial five-year term that renews automatically for successive one year terms unless otherwise terminated by either party. The employment agreement provides that Mr. Linden’s base salary is $350,000, which was subsequently amended to $475,000 for the fiscal year 2010 and has since been amended to $525,000, effective as of January 1, 2012.  The employment agreement also provides that Mr. Linden is eligible for severance benefits as described below under the heading “Potential Payments Upon Termination or Change in Control — Severance Arrangements” and as described above under the heading “Pension Benefits, Nonqualified Defined Contribution and Other Deferred Compensation Plans.” Mr. Linden currently serves as Executive Vice President and General Counsel.

We entered into an employment agreement with Mr. Hames on May 1, 2001, as amended on January 30, 2004 for an initial three-year term that renews automatically for successive one year terms unless otherwise terminated by either party. The employment agreement provides that Mr. Hames’ base salary is $225,000, which was subsequently amended to $425,000 for the fiscal year 2011 and has since been amended to $475,000, effective as of January 1, 2012.   The employment agreement also provides that Mr. Hames is eligible for severance benefits as described below under the heading “Potential Payments Upon Termination or Change in Control — Severance Arrangements” and as described above under the heading “Pension Benefits, Nonqualified Defined Contribution and Other Deferred Compensation Plans.”  Mr. Hames currently serves as Executive Vice President and Chief Operating Officer — Western Operations.

We entered into an employment agreement with Mr. Stolper effective as of January 1, 2009, under which he serves as our Executive Vice President and Chief Financial Officer until the agreement is terminated by either party. The employment agreement provides that Mr. Stolper’s initial base salary was $350,000, which was subsequently amended to $425,000 for the fiscal year 2011 and has since been amended to $475,000, effective as of January 1, 2012.  The employment agreement also provides that he is eligible to participate in all of our bonus or incentive compensation plans generally available to our corporate officers and that he is entitled to certain benefits upon a change-in-control as described below under the heading “Potential Payments Upon Termination or Change in Control — Change-in-Control Arrangements.”

Potential Payments Upon Termination or Change in Control

Payments Made Upon Termination and Retirement

Regardless of the manner in which the employment of a Named Executive Officer is terminated, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	non-equity incentive compensation earned, to the extent vested;

•	equity awarded pursuant to our 2006 Plan, to the extent vested; and

•	unused vacation pay.

Payments Made Upon Death or Disability

In the event of the death or disability of a Named Executive Officer, no additional benefits other than those listed under the heading “Payments Made Upon Termination and Retirement” above, will be paid to our Named Executive Officers.

Severance Arrangements

Under each employment agreement discussed above under the heading “Employment Agreements,” we may terminate such Named Executive Officer’s employment at any time and for any reason upon notice, as specified in each Named Executive Officer’s employment agreement and each Named Executive Officer may resign at any time and for any reason.

Dr. Berger

Dr. Berger has a severance arrangement with BRMG pursuant to a consulting agreement. Under this arrangement, in the event of termination “without cause,”, Dr. Berger is entitled to receive a severance payment in an amount equal to five times his 2010 BRMG annual compensation, or approximately $2,500,000. Additionally, in the event of termination “for cause” by BRMG, Dr. Berger is entitled to receive a payment in an amount equal to one year of his 2010 annual compensation from BRMG, or approximately $500,000.

BRMG may terminate Dr. Berger’s consulting services “for cause” if (i) there is a material breach of the agreement which persists for more than thirty (30) days after notice of such breach has been provided,  (ii) Dr. Berger willfully breaches or habitually neglects his duties, (iii) Dr. Berger commits any acts of a criminal nature, fraud, dishonest misrepresentations or any acts of moral turpitude, (iv) Dr. Berger’s professional license is suspended, revoked or terminated or (v) Dr. Berger is convicted of a felony or of fraud involving payments or charges for professional medical services.

Mr. Stolper

If we terminate Mr. Stolper’s employment “without cause,” Mr. Stolper is entitled to receive a severance payment in an amount equal to two times his then annual base salary over a twenty-four (24) month period commencing with the first month after his termination, or a total of $850,000 with approximately $35,416 of such total paid monthly for twenty-four (24) months if hypothetically terminated on December 31, 2011, based upon his 2011 base salary.  Such payments are subject to post-termination covenants intended to protect the Company’s business.

We may terminate Mr. Stolper’s employment “for cause” (i) if Mr. Stolper is convicted (or pleads guilty or nolo contendere) of a felony or a misdemeanor involving fraud or dishonesty in connection with the performance of his duties under the employment agreement or moral turpitude, (ii) based on the willful and continued failure of Mr. Stolper to perform his duties for a period of 10 days within one fiscal year, or (iii) based on Mr. Stolper’s willingness to engage in misconduct which has, or can reasonably be expected to have, a direct and material adverse monetary effect on the Company.

Mr. Linden

If we terminate Mr. Linden’s employment “without cause” or Mr. Linden elects to terminate his employment for any reason, Mr. Linden will be entitled to receive a severance payment in an amount equal to five times his 2010 base salary, or approximately $2,000,000. Such payments are subject to post-termination covenants intended to protect the Company’s business.

We may terminate Mr. Linden’s employment “for cause” if (i) there is a material breach of the agreement which persists for more than thirty (30) days after notice of such breach has been provided, (ii) Mr. Linden willfully breaches or habitually neglects his duties, or (iii) Mr. Linden commits any acts of a criminal nature, fraud, dishonest misrepresentations or any acts of moral turpitude.

Mr. Hames

If we terminate Mr. Hames’ employment “without cause” or Mr. Hames elects to terminate his employment for any reason, Mr.  Hames will be entitled to receive a severance payment in an amount equal to three times his 2010 base salary, or approximately $1,050,000. Such payments are subject to post-termination covenants intended to protect the Company’s business.

We may terminate Mr. Hames’ employment “for cause” if (i) there is a material breach of the agreement which persists for more than thirty (30) days after notice of such breach has been provided, (ii) Mr. Hames willfully breaches or habitually neglects his duties, or (iii) Mr. Hames commits any acts of a criminal nature, fraud, dishonest misrepresentations or any acts of moral turpitude.

Mr. Forthuber

We entered into a retention agreement with Mr. Forthuber on November 15, 2006.  If we terminate Mr. Forthuber’s employment for any reason other than for “disability” or “cause”, Mr. Forthuber will be entitled to receive a lump sum severance payment in an amount equal to his then annual salary, or a total of $425,000 if hypothetically terminated on December 31, 2011, based upon his 2011 base salary.  The severance payment is required to be paid within fifteen business days of the effective date of such termination; provided, that, if the payments are subject to Section 409A of the Code and Mr. Forthuber is deemed a “specified employee” (as defined in Section 409A of the Code), then, such payment shall not be required to be paid until the first day of the seventh month following the effective date of such termination.  Mr. Forthuber is also subject to post-termination covenants for twelve months from the effective date of termination, such covenants are intended to protect the Company’s business.

Under the retention agreement, “disability” means that for a period of at least 120 days during any twelve consecutive month period on account of a mental or physical condition, Mr. Forthuber is unable to perform the essential functions of his job, even with reasonable accommodation.  The determination of Mr. Forthuber’s disability is required to be made by a medical physician selected or agreed to by the Company or upon mutual agreement between the Company and Mr. Forthuber or his personal representative.

We may terminate Mr. Forthuber’s employment for “cause” (i) if Mr. Forthuber was convicted (or pleads guilty or nolo contendere) of a felony or a misdemeanor involving fraud or dishonesty in connection with the performance of his duties under the retention agreement or moral turpitude; (ii) based on the willful and continued failure of Mr. Forthuber for a total of 10 days (which need not be consecutive days) within any fiscal year to substantially perform his duties (other than any such failure resulting from illness or “disability”) after a written demand for substantial performance from us has been delivered to Mr. Forthuber, which demand specifically identifies the manner in which it claims Mr. Forthuber has not substantially performed his duties, or (iii) Mr. Forthuber has willfully engaged in misconduct which has, or can reasonably be expected to have, a direct and material adverse monetary effect on the Company.

Change-in-Control Arrangements

None of our Named Executive Officers is generally entitled to payment of any special benefits upon a change-in-control of the Company; however all options, warrants and any other deferred equity compensation then granted to Mr. Stolper which is unvested at the time of such change-in-control shall immediately vest.  Hypothetically assuming a change-in-control occurred on December 31, 2011, the aggregate dollar amount of such newly vested options, warrants and other deferred equity compensation would be approximately $113,501.  Additionally, if Mr. Stolper’s employment is terminated within twelve (12) months of a change-in-control by the Company “without cause” or voluntarily by Mr. Stolper due to (i) a material default on the part of the Company under his employment agreement that remains uncured for ten (10) days or (ii) an adverse change in his duties that remains uncured for ten (10) days, Mr. Stolper will be entitled to receive a lump sum payment of two (2) times his then annual base salary (which would have been $850,000 if termination had hypothetically occurred on December 31, 2011).

Under the 2006 Plan, the Board of Directors of the Company, a committee thereof, or the board of directors of any surviving entity or acquiring entity, may in its discretion, in connection with a “change-in-control”, accelerate the vesting of all or any part of the options that are then outstanding.  A “change-in-control” under the 2006 Plan shall mean: a merger or consolidation in which the Company is not the surviving entity (or survives only as a subsidiary of another entity whose stockholder did not own all or substantially all of our common stock immediately before such transaction); a sale of all or substantially all of our assets to another person or entity (other than a wholly-owned subsidiary of the Company); an acquisition of beneficial ownership of a controlling interest in the outstanding shares of our common stock by any person or entity (including a “group”) as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); the dissolution or liquidation of the Company; a contested director election that results in the persons who were directors before such election or their nominees ceasing to constitute a majority of the board; or any other event that may be specified in the specific awards granted by the Board of Directors or a committee thereof pursuant to the 2006 Plan.

COMPENSATION OF DIRECTORS

Overview of Director Compensation

We use cash and stock based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties to our Company as well as the skill level required by the members of our board. In addition, our certificate of incorporation and bylaws include indemnification provisions for our directors and executive officers and we maintain liability insurance for our directors and officers.

Cash Compensation Paid to Non-Employee Board Members

For the fiscal year ended December 31, 2011, non-employee members of our Board of Directors received annual fees of $35,000. Additionally, non-employee members of our Board of Directors were entitled to receive an attendance fee of $1,000 and $750 per board meeting and committee meeting, respectively. The Chairman of the Audit Committee receives $10,000 per year for serving in such capacity, the Chairman of the Compensation and Management Development Committee receives $5,000 per year for serving in such capacity and the Chairman of the Nominating and Governance Committee receives $5,000 per year for serving in such capacity.  Employee directors do not receive any additional compensation for their service as a director.

Equity Compensation

For the fiscal year ended December 31, 2011, non-employee members of our Board of Directors each received options to purchase a total of 35,000 shares of common stock with a per share exercise price equal to the closing price of a share of the Company’s common stock in the public market on the date of grant.  These options were granted as follows and were fully vested upon grant.

Date	Number	Per Share Exercise Price
01/03/11	25,000	$2.96
03/25/11	10,000	$3.60

Director Compensation - 2011

The table below summarizes the cash and non-cash director fees earned for the fiscal year ended December 31, 2011 by each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Marvin S. Cadwell	42,750	64,470	107,220
Lawrence L. Levitt	48,500	64,470	112,970
Michael L. Sherman, M.D.	43,400	64,470	107,870
David L. Swartz	53,500	64,470	117,970

(1)
Amounts reflect the aggregate fair value of stock options on the date of grant computed in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the director. Assumptions used in the calculation of these values are included in Note 13 to our audited financial statements included in our 2011 Annual Report on Form 10-K. Collectively, Messrs. Cadwell, Levitt, Sherman and Swartz had an aggregate total of 565,000 shares of common stock subject to options as of December 31, 2011.

Director Compensation - 2012

In recognition that the compensation arrangements for non-employee directors had essentially not changed since 2007, in December 2011 the Board of Directors determined to revise such compensation structure, effective as of January 1, 2012, as set forth below:

Annual cash compensation	$35,000
Annual Restricted Stock Grant of 50,000 shares on first trading day of year Vesting 1/3 at grant and 1/3 on first two anniversaries of grant
Audit Committee Chair annual cash compensation	$15,000
Compensation and Management Development Committee Chair annual cash compensation	$7,500
Nominating and Governance Committee Chair annual cash compensation	$7,500
Committee Meeting Attendance (per meeting)	$1,500
Board Meeting Attendance (per meeting)	$2,000

EQUITY COMPENSATION PLAN INFORMATION

We have two stock incentive plans: our 2000 Long-Term Incentive Plan (the “2000 Plan”) and our 2006 Equity Incentive Plan (the “2006 Plan”).

We reserved 1,000,000 shares of common stock for issuance under our 2000 Plan. As of December 31, 2011, there were 132,250 options outstanding under the 2000 Plan. Upon approval of the 2006 Plan, we ceased granting options under the 2000 Plan.

We have reserved 11,000,000 shares of common stock for issuance under our 2006 Plan. The 2006 Plan provides for the grant of stock options (incentive and non-qualified), stock awards, stock appreciation rights and cash awards. If an award is cancelled, terminates, expires, or lapses for any reason without having been fully exercised or vested, or is settled for less than the full number of shares of common stock represented by such award actually being issued, the unvested, cancelled, or unissued shares of common stock generally will be returned to the available pool of shares reserved for issuance under the 2006 Plan. Notwithstanding the foregoing, the aggregate number of shares of common stock that may be issued under the 2006 Plan upon the exercise of incentive stock options shall not be increased for restricted shares that are forfeited or repurchased. Notwithstanding anything in the 2006 Plan, or any award agreement to the contrary, shares attributable to awards transferred under any award transfer program shall not be again available for grant under the 2006 Plan. In addition, if we experience a stock dividend, reorganization, or other change in our capital structure, the administrator may, in its discretion, adjust the number of shares available for issuance under the 2006 Plan and any outstanding awards as appropriate to reflect the stock dividend or other change. The share number limitations included in the 2006 Plan will also adjust appropriately upon such event. As of December 31, 2011, there were 6,524,000 options outstanding under the 2006 Plan and 4,476,000 shares available for future issuance.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding options and stock awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2011.

Plan Category	(A) Number of Shares to Be Issued Upon Exercise of Outstanding Options And Rights (#)	(B) Weighted Average Exercise Price of Outstanding Options ($)	(C) Number of Shares Remaining Available For Future Issuance Under Equity Incentive Plans (Excluding Shares Reflected in Column (A))
Equity incentive plans approved by stockholders	6,656,250	3.62	4,476,000
Equity incentive plans not approved by stockholders(1)	2,502,898	2.58	—
TOTAL	9,159,148

(1)            Consists of shares available upon exercise of warrants granted under various agreements.

The 2000 Plan and 2006 Plan are administered by the Compensation and Management Development Committee, which has the power to determine matters related to outstanding option awards under the Plans, including conditions of vesting and exercisability. Options granted under the Plans expire no later than 10 years from the grant date. Options generally vest in increments over three or five years from the date of grant. Options granted to non-employee directors however are fully vested upon issuance.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  Ernst & Young LLP has audited our financial statements annually since January 1, 2007.  Representatives of Ernst & Young LLP are expected to be at the Annual Meeting to answer any questions and make a statement should they choose to do so.

Although our bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.  If our stockholders vote against the ratification of Ernst & Young LLP, the Audit Committee will consider this in its selection of auditors for the following year.  Even if our stockholders ratify the appointment, the Audit Committee may choose to appoint a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of our Company and our stockholders.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit and other services rendered by Ernst & Young LLP for the audit of our annual financial statements as of and for the fiscal years ended December 31, 2010 and 2011 and fees billed for other services rendered by Ernst & Young LLP during that period.

	2010	2011
Audit Fees(1)	$1,268,926	$1,234,736
Audit-Related Fees(2)	240,000	323,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	$1,508,926	$1,557,736

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees.

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance, acquisitions and tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

As a matter of policy, all audit and non-audit services provided by our independent registered public accounting firm are approved in advance by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining such firm’s independence.  All services provided by Ernst & Young LLP during the fiscal year 2011 and the fiscal year 2010 were pre-approved by the Audit Committee. The Audit Committee has considered the role of Ernst & Young LLP in providing services to us for the fiscal year ended December 31, 2011 and has concluded that such services are compatible with their independence as our auditors.

Vote Required

Ratification of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy on this proposal at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010) and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including the Compensation Discussion and Analysis, the compensation and other related tables and narratives accompanying those tables).

As described in detail under the Compensation Discussion and Analysis Section above, our compensation policies are designed to be competitive with comparable employers and to align management’s incentives with both near term and long-term interests of our stockholders.  We compensate our executive officers through a mix of base salary, bonus and equity compensation. We intend that our compensation decisions will attract and retain our Named Executive Officers and reward them for achieving the Company’s strategic initiatives and objective measures of success. Our Compensation and Management Development Committee and Board of Directors believe that our executive compensation program is effective in implementing our principles and is strongly aligned with the long-term interests of our stockholders and that our stockholders should approve our compensation program.

The vote on this resolution, commonly known as the “say-on-pay” proposal, is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.  The vote is advisory and its outcome will not be binding on our Board of Directors or the Company nor require our Board of Directors or Compensation and Management Development Committee to take any action.  However, our Board of Directors and Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and expects to take into account the outcome of this vote when evaluating future executive compensation arrangements for our Named Executive Officers.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Vote Required

Approval of the compensation of our Named Executive Officers for the stockholder advisory vote requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy on this proposal at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE RULES OF THE SEC

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request. To make such a request, please contact us by writing to Investor Relations at RadNet, Inc., 1510 Cotner Ave., Los Angeles, CA 90025 or by calling 310-445-2955.  We will undertake to deliver promptly a copy of the annual report or proxy materials, as applicable, upon the receipt of such request.  Stockholders who share an address and receive multiple copies of our annual report and proxy materials may also request to receive a single copy following the instructions above.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to exercise their discretionary authority to vote the shares that they represent in accordance with their judgment.

For further information about RadNet, Inc., please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2011, as amended, which accompanies this Proxy Statement.  Our annual report on Form 10-K is publicly available on the SEC’s website at www.sec.gov and on our website at www.radnet.com.  You may also obtain a copy by sending a written request to Investor Relations, RadNet, Inc., 1510 Cotner Ave., Los Angeles, CA 90025.

By Order of the Board of Directors, Norman R. Hames Corporate Secretary

0

PROXY

RADNET, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 7, 2012

The undersigned hereby appoints Mark Stolper and Jeffrey Linden, or any one of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to attend the Annual Meeting of Stockholders of the Company to be held at our principal executive office at 1510 Cotner Avenue, Los Angeles, CA 90025, on June 7, 2012 at 10:00 a.m. (Pacific Time) and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally at the meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement, the terms of which are incorporated herein by reference, and revokes any proxy heretofore given in respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL NOMINEES AND "FOR" PROPOSALS 2, 3, & 4.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

RADNET, INC.

June 7, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.radnet-inc.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730303000000000000 3 060712

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES AND "FOR" PROPOSALS NO. 2, 3, & 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the following seven persons (except as marked to the contrary) as directors of the Company for a one-year term, or until their successors are duly elected and qualified:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Howard G. Berger, M.D.
- ○ Marvin S. Cadwell
- ○ John V. Crues, III, M.D.
- ○ Norman R. Hames
- ○ Lawrence L. Levitt
- ○ Michael L. Sherman, M.D.
- ○ David L. Swartz

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED BELOW. Where no choice is specified, this proxy card will be voted FOR all nominees and FOR Proposals 2, 3, and 4.

INSTRUCTIONS: Please consider the issues discussed in the proxy statement and cast your vote by completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement.

Stockholders holding shares with a broker, bank or other nominee may also be eligible to vote via the Internet or to vote telephonically if their broker, bank or other nominee participates in a program that allows for such voting. Please consult the instruction form received from your broker or bank.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.